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                                                                    EXHIBIT 99.4

                              M-TRON INDUSTRIES, INC.

                    1,006,790 SHARES OF CLASS A COMMON STOCK

                      ISSUABLE UPON THE EXERCISE OF RIGHTS

                       SUBSCRIPTION PRICE $5.00 PER SHARE

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

         We have been appointed by M-tron Industries, Inc. ("M-tron") to act as Subscription Agent in connection with M-tron's rights offering under which it is distributing to shareholders of record of its indirect parent, Lynch Corporation ("Lynch"), on ________ __, 2000 rights to subscribe for and purchase up to an aggregate of 1,006,790 shares of M-tron's Class A common stock, $0.01 par value ("Common Shares"), at a price of $5.00 per share. Lynch shareholders will receive one right for each share of Lynch common stock owned and will be entitled to purchase one Common Share for every 1.5 rights held under the terms and conditions set forth in M-tron's Prospectus dated __________, 2000. Lynch shareholders who exercise all of their rights in full will be entitled to the additional privilege of subscribing for and purchasing, subject to certain limitations and subject to allocation, any Common Shares not acquired by other holders of rights through the exercise of their rights. The rights offering will expire at 5:00 p.m. Eastern Standard Time on ____________, 2000 unless extended by M-tron.

         We are asking you to contact your clients for whom you hold subscription certificates registered in your name or in the name of your nominee.

         Enclosed herewith are copies of the following documents:

         1.       Letter dated __________, 2000 to the Lynch shareholders;

         2.       Prospectus dated ___________, 2000;

         3. A letter which may be sent to your clients for whose accounts you hold shares in your name or in the name of your nominee;

         4.       A Notice of Guaranteed Delivery;

         5.       A Nominee Holder Over-Subscription Exercise Form;

         6.       A Nominee Holder Certification;

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         7.       Instructions for the use of the Subscription Certificate;
and

         8. Return Envelope to American Stock Transfer & Trust Company, the Subscription Agent.

          The Company will not pay any fees or commissions to any broker, dealer, salesperson or other person in connection with the solicitation of the exercise of the rights in the rights offering. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

         If any of your clients for whom you hold rights registered in your name or in the name of your nominee exercise their over-subscription privilege, you will need to complete and execute the Nominee Holder Certification. To exercise the over-subscription privilege, a beneficial owner of rights must have exercised its basic rights in full.

         If you are a Depository Trust Company participant and you are exercising the over-subscription privilege, you must utilize both the Nominee Holder Over-Subscription Exercise Form and the Nominee Holder Certification.

         Additional copies of the enclosed materials may be obtained from the Subscription Agent, American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, (718) 921-8200.

                                                     Very truly yours,

                                                     AMERICAN STOCK TRANSFER &
                                                     TRUST COMPANY

NOTHING CONTAINED HEREIN SHALL CONSTITUTE YOU OR ANY PERSON THE AGENT OF M-TRON OR THE SUBSCRIPTION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING NOT CONTAINED IN THE PROSPECTUS.

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